Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIRSTBANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State of other jurisdiction of incorporation or organization)	38-2022454 (I.R.S. Employer Identification No.)

311 Woodworth Avenue, Alma, Michigan 48801
(Address of Principal Executive Offices)      (Zip Code)

FIRSTBANK CORPORATION
STOCK OPTION AND RESTRICTED STOCK PLAN OF 1997
(Full Title of the Plan)

Samuel G. Stone, Executive Vice President, Chief Financial Officer and Secretary Firstbank Corporation 311 Woodwoth Avenue Alma, Michigan 4880 (Name and address of Agent for Service)	Copies to: Donald L. Johnson Varnum, Riddering, Schmidt & Howlett LLP 333 Bridge Street, N.W., P.O. Box 352 Grand Rapids, MI 49501-0352 (616) 336-6000

(989) 463-3131
(Telephone number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock	210,000 Shares (1)	$22.78 (2)	$4,783,800	$440.11

Footnotes:

(1)	Plus an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	On July 23, 2002, the average of the high and low prices of the Common Stock of Firstbank Corporation was $22.78 per share. the registration fee is computed in accordance with Rule 457(h) and (c).

REGISTRATION OF ADDITIONAL SECURITIES

        This Registration Statement registers additional securities of the same class as other securities for which a Registration Statement filed on Form S-8 relating to the Firstbank Corporation Stock Option and Restricted Stock Plan of 1997 is effective.

        The contents of the earlier Registration Statement, SEC File No. 333-53957, are incorporated by reference.

Item 8.    Exhibit Number

5.1	Opinion of Legal Counsel
23.1	Consent of Legal Counsel (Included in Exhibit 5)
23.2	Consent of Crowe, Chizek and Company, LLP
24.1	Power of Attorney - Included on the Signature Page of this Registration Statement

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alma, State of Michigan, on the 22nd day of July, 2002.

FIRSTBANK CORPORATION
By	/s/ Thomas R. Sullivan Thomas R. Sullivan President and Chief Executive Officer (Principal Executive Officer)
By	/s/ Samuel G. Stone Samuel G. Stone Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors of Registrant on July 22, 2002, on behalf of the Registrant. Each director of the Registrant, whose signature appears below, hereby appoints Thomas R. Sullivan, and Samuel G. Stone, and each of them severally, as his attorney-in-fact, to sign in his name and on his behalf, as a director of Registrant, and to file with the Commission any and all Amendments to this Registration Statement.

/s/ Duane A. Carr Duane A. Carr	/s/ Phillip G. Peasley Phillip G. Peasley
/s/ William E. Goggin William E. Goggin	/s/ David D. Roslund David D. Roslund
/s/ Edward B. Grant Edward B. Grant	/s/ Jeffrey C. Schubert Jeffrey C. Schubert
/s/ Benson S. Munger Benson S. Munger	/s/ Thomas R. Sullivan Thomas R. Sullivan

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Counsel
23.1	Consent of Counsel (Included in Opinion Filed as Exhibit 5.1)
23.2	Consent of Independent Accountants
23.2	Power of Attorney (Included on the Signature Page of this Registration Statement)

EXHIBIT 5.1

Opinion of Varnum, Riddering, Schmidt & Howlett LLP
Regarding Legality of Securities Being Registered

July 23, 2002

Firstbank Corporation
311 Woodworth Avenue
Alma, Michigan 48801-1826

Re:	Registration Statement on Form S-8 Relating to Firstbank Corporation Common Stock for Stock Option and Restricted Stock Plan of 1997

Gentlemen:

        With respect to the Registration Statement on Form S-8 (the “Registration Statement”), filed by Firstbank Corporation, a Michigan corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 210,000 shares of the Company’s common stock for sale pursuant to the Firstbank Corporation Stock Option and Restricted Stock Plan of 1997, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 210,000 shares covered by the Registration Statement have been duly and validly authorized by Firstbank Corporation, and when sold, will have been duly and validly issued, fully paid and will be non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities Exchange Commission relating thereto.

Sincerely.

VARNUM, RIDDERING, SCHMIT & HOWLETT LLP

/s/ Varnum, Riddering, Schmidt & Howlett LLP

EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Firstbank Corporation on Form S-8, including the Prospectus for the Firstbank Corporation Stock Option and Restricted Stock Plan of 1997, of our report dated February 1, 2002, on the 2001 consolidated financial statements of Firstbank Corporation, which report is included in the 2001 Annual Report on Form 10-K of Firstbank Corporation.

Grand Rapids, Michigan July 17, 2002	/s/ Crowe, Chizek and Company LLP Crowe, Chizek and Company LLP